ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 5th day of September, 2007, by and among ART'S WAY MANUFACTURING CO., INC., a Delaware corporation ("Purchaser"), MILLER-ST. NAZIANZ, INC., a Wisconsin corporation ("Seller"), and only with respect to Section 1.01, Non-Competition Agreement and with respect to Section 5.01 and Section 703 Bulk Sales compliance and indemnity, JOHN C. MILLER ("Miller").

BACKGROUND

A. Seller is engaged in the business of manufacturing and distributing agricultural equipment (the "Business").

B. The Business consists of multiple product lines including, but not limited to, the Miller Pro, Victor, and Badger product lines. For purposes of this Agreement, the Miller Pro, Victor, and Badger product lines are hereinafter referred to collectively as the "Product Lines".

C. Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, certain assets comprising or related to the Product Lines (the "Purchased Product Lines"), all upon the terms and subject to the conditions set forth herein.

D. John C. Miller is the sole voting shareholder of Seller and in order to induce Buyer to purchase the Purchased Assets (as the term is hereinafter defined) has agreed to execute and deliver to Purchaser a Non-Competition agreement as provided in Section 1.01 and further agreed to certain indemnities as provided in Section 5.01 and Section 7.03.

TERMS AND CONDITIONS

In consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, Seller and Purchaser hereby agree as follows:

Article I

DEFINITIONS

1.01. Certain Defined Terms. For purposes of this Agreement:

"Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

"Agreement" shall have the meaning set forth in the Preamble above.

"Ancillary Agreements" means the Warranty Bill of Sale, the Intellectual Property Assignment, the Badger Intellectual Property License Agreement, and the Non-Competition Agreements.

"Badger Intellectual Property License Agreement" means the license agreement between Purchaser and Seller attached hereto as Exhibit A, under which Seller shall grant to Purchaser a limited license to use Seller's "Badger" trade name in connection with Purchaser's post-Closing manufacture and sale of the Badger Product Line.

"Badger Product Line" means, exclusively, those items listed on Disclosure Schedule 1.

"Bill of Sale" means the Warranty Bill of Sale to be executed by Seller at the Closing, substantially in the form attached hereto as Exhibit B.

"Claims" means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements, including any Product Warranty Claims or Product Liability Claims.

"Closing" means the Closing of the transaction contemplated by this Agreement pursuant to the terns and conditions of this Agreement.

"Closing Date" shall have the meaning set forth in Section 2.08(a) of this Agreement.

"Customer Lists" shall have the meaning set forth in Section 2.01(a)(iv) of this Agreement.

"Dealer Agreements" shall have the meaning set forth in Section 2.01(a)(x).

"Distribution Agreements" shall have the meaning set forth in Section 2.01(a)(ix).

"Finished Goods Inventory" shall have the meaning set forth in Section 2.01(a)(v).

"Governmental Authority" means (whether foreign or domestic) any federal, national, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Intellectual Property" shall have the meaning set forth in Section 2.01(a)(iii);

"Intellectual Property Assignment" means the Intellectual Property Assignment to be executed by Purchaser and Seller at the Closing, substantially in the form attached hereto as Exhibit C, pursuant to which, Seller will transfer, convey, and assign the Intellectual Property to Purchaser.

"Law" means any federal, national, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), and any permit, approval, identification number, license or other authorization required or issued thereunder.

"Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Manufacturing Fixtures and Equipment" shall have the meaning set forth in Section 2.01(a)(ii) of this Agreement.

"Non-Competition Agreements" means the Non-Competition Agreements between (i) Seller and Purchaser and (ii) Mr. John C. Miller and Purchaser, substantially in the forms attached hereto as Exhibits D and E, respectively.

"Miller Pro Product Line" means, exclusively, those items listed on Disclosure Schedule 2.

"Product Liability Claims" means all claims (whether asserted or unasserted as of the Closing Date and whether any such claim is stated in tort, breach of warranty or otherwise) for bodily injury, property damage, or both, resulting from any actual or alleged defect in the design, assembly or manufacture of a product or performance of a service of the Business prior to the Closing Date (whether or not such product is sold prior to the Closing Date) or resulting from any act or omission relating to such a product, including, without limitation, failure to warn of hazards, improper instruction in the use of the product or failure to modify, correct or improve such product.

"Product Lines" shall have the meaning set forth in the recitals of this Agreement.

"Product Warranty Claims" shall have the meaning of all claims for repair or replacement or goods or products or to re-perform services and/or to return or credit all or a portion of the sale price of such goods or services, pursuant to Seller's standard express written product warranties, but not including any Product Liability Claims.

"Purchase Price" shall have the meaning set forth in Section 2.03(a) of this Agreement.

"Purchased Assets" shall have the meaning set forth in Section 2.01(a) of this Agreement.

"Purchase Price Allocation" shall have the meaning set forth in Section 2.03(a).

"Purchased Product Lines" shall have the meaning set forth in the Recitals of this Agreement.

"Purchaser" shall have the meaning set forth in the introduction of this Agreement.

"Raw Material and Completed Manufactured Parts Inventory" shall have the meaning set forth in Section 2.01(a)(vii).

"Seller" shall have the meaning set forth in the introduction of this Agreement.

"Seller's Knowledge" or "Knowledge of Seller" or similar terms used in this Agreement means the actual or constructive knowledge of John C. Miller, any officer or director of Seller, or any employee of Seller with management authority.

"Spare Parts Inventory" shall have the meaning set forth in Section 2.01(a)(vi).

"Standard Cost" shall mean the carrying value of each item of inventory on the books of Seller as the same are kept and maintained in the ordinary course of business, determined in a manner consistent with Seller's past practices.

"Trade Names" shall have the meaning set forth in Section 2.01(a)(viii)

"Transaction" means the purchase and sale of the Purchased Assets pursuant to this Agreement and other transactions or related agreements contemplated hereby.

"Victor Product Line" means, exclusively, those items listed on Disclosure Schedule 3.

Article II

PURCHASE AND SALE

2.01. Purchase and Sale of Purchased Assets.

(a) Upon the terms and subject to the conditions of this Agreement, at the respective Closings, and simultaneously with receipt by Seller of the purchase price described in Section 2.03, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase from Seller, all of the assets, properties, goodwill and business of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, which are owned by Seller and, in any case, belonging to or used or intended to be used in the manufacture, sale or distribution of the Product Lines (the "Purchased Assets"), including the following:

(i) the Purchased Product Lines;

(ii) All tooling, dyes, jigs, patterns, specialized equipment necessary or used for the Product Lines ("Manufacturing Fixtures and Equipment"); for purposes of this Agreement specialized equipment includes without limitation that certain 20' foot Press Break shown on the information referred to in paragraph 3.05 of this agreement, side punching machine, roof punching machine, blower band roller, corrugated shear, roof edge protector bender, and all assembly line racks and bins;

(iii) All patents, applications therefor and unpatented inventions applicable to any product within the Product Lines; all designs, drawings, blue prints, computer data, engineering data or studies, manufacturing data, prototypes, stampings, projects in progress, formulas, processes, technical information and knowhow related to or used in the production of any product within the Product Lines ("Intellectual Property");

(iv) All customer lists, customer backlogs, pending orders, pending purchase contracts, customer files, vendor lists, purchase records, sales records or data (electronic or otherwise) relating to any of the products in the Product Lines ("Customer Lists");

(v) Inventories of finished goods and work in process related to any products in the Product Lines as further described below ("Finished Goods Inventory");

(vi) All inventories of spare parts related to any product in the Product Lines as further described below ("Spare Parts Inventory");

(vii) Inventories of raw materials and completed manufactured parts related to products in the Product Lines as further described below ("Raw Material and Completed Manufactured Parts Inventory");

(viii) All logos, trademarks, trade names, service marks, copyrights, applications for and registrations pertaining to any of the Product Lines and the marketing thereof, including without limitation the names Miller Pro, Victor, Hay Buddy and Badger ("Trade Names") provided however Purchaser's rights to use the "Badger" trade name shall be expressly limited to rights of use in connection with the production or sale of the Badger Product Line, as more particularly set forth in the Badger Intellectual Property License Agreement.;

(ix) All distribution agreements with manufacturers pertaining to the Product Lines including without limitation such agreements with John Deere and Tonutti Spa ("Distribution Agreements");

(x) All dealership, dealer or distributor agreements or contracts pertaining to any of the Product lines with dealers handling any of the Product Lines ("Dealer Agreements"),provided, Purchaser will have no repurchase obligations under such agreements with respect to sales prior to closing; and

(xi) the goodwill of Seller relating to the Product Lines.

(b) Seller shall retain and the Purchased Assets shall specifically exclude all assets of Seller that are not described in the foregoing paragraph 2.01(a).

2.02. Assumption and Exclusion of Liabilities. Purchaser assumes no liabilities or obligations of Seller as a result of the proposed transaction except as provided in Section 2.05. Any security interest, liens or encumbrances with respect to any of the assets shall be released at or prior to Closing.

2.03. Purchase Price. The total combined purchase price for the Assets to be purchased hereunder shall be the sum of Eight Hundred Seventy-Five Thousand Dollars ($875,000.00), plus the sum of the following amounts:

(a) The amount of the Finished Goods Inventory (valued at Seller's Standard Cost) on hand, but the amount of Finished Goods Inventory shall not contain a greater number of any item than the number of such item sold in the 12 month period ending on July 31, 2007.

(b) The amount of the Raw Materials and Completed Manufactured Parts Inventory (valued at Seller's Standard Cost on hand, but the amount of Raw Materials and Completed Manufactured Parts Inventory shall not contain a greater number of any item than the number of such item sold or used in manufacturing by Seller in the 12 month period ending on July 31, 2007.

(c) The amount of the Spare Parts Inventory (valued at Seller's Standard Cost) on hand, provided however, any such Spare Parts Inventory that is used, damaged, otherwise not marketable as a new repair part or is in excess of a two year supply (based sales of such part during the 24 month period ending July 31, 2007) shall be valued at $0.00 (all such Spare Parts Inventory that is valued at zero shall be conveyed to Purchaser along with all such inventory as shall be assigned a value greater than zero).

2.04. Allocation of Purchase Price. The allocation of the Purchase Price among the Purchased Assets shall be reflected on the purchase price allocation attached hereto as Exhibit F (the "Purchase Price Allocation"). Purchaser and Seller agree that the transactions contemplated in this Agreement shall he reported in a manner consistent with the terms of this Agreement, including the Purchase Price Allocation, and that neither of them will take any position inconsistent therewith in any tax return, in any refund claim, in any litigation, or otherwise. Seller and Purchaser agree to cooperate with the other in preparing IRS Form 8594, and to furnish the other with a copy of such document prepared in draft form within a reasonable period before its filing due date.

2.05 Assumption of Warranty Obligations. Purchaser will assume all of Seller's warranty obligations to customers for warranty claims made after the Date of Closing with respect to products included within the Purchased Product Lines for the repair or replacement of defective products under Seller's standard limited warranty, provided however, Purchaser does not assume any obligation for Product Liability or other liability for property damage, consequential damages or personal injury (or any other liability other than for the repair or replacement of defective products) arising out of products sold by Seller prior to Closing. The foregoing notwithstanding Purchaser does not assume any liability or obligation for any product recall with respect to products sold by Seller prior to Closing.

2.06 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser in certified funds, wire transfer, or other immediately available funds at the Closing.

2.07. Determination of Inventory, Post Closing Adjustment. No more than five (5) calendar days prior to the Closing Date, Seller shall determine the amount and value of the Finished Goods Inventory, the Raw Materials and Completed Manufactured Parts Inventory and Spare Parts Inventory and certify the amounts arid counts thereof to Purchaser prior to Closing. All such inventories shall be tagged with tags indicating the respective items of such inventory are "Conveyed to Art's-Way". Purchaser shall have the right to observe the determinations of amount and value of the various inventories called for herein, but no such right or exercise thereof shall constitute a defense to any discrepancy that may be raised by Purchaser in a Discrepancy Notice as hereinafter provided for. The closing shall take place based upon said amounts unless Purchaser shall notify Seller of a disagreement with said numbers prior to closing. After shipment of the Finished Goods Inventory, the Raw Materials and Completed Manufactured Parts Inventory and the Spare Parts Inventory to Purchaser, Purchaser shall notify Seller of any discrepancy in count, condition or valuation of such inventories actually received with the inventories used for closing (Discrepancy Notice). Seller shall refund to Purchaser the amount of such discrepancy set forth in the Discrepancy Notice within 5 days of receipt of same by Seller, provided however, in the event of a disagreement by Seller with the Discrepancy Notice Seller may request binding arbitration under the rules of the American Arbitration Association. During such time as any such disagreement shall exist, Seller shall pay the amount of the discrepancy over to an escrow agent mutually agreeable to the parties to be held pending resolution of the disagreement in the manner set forth herein.

2.08. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets shall take place on September 5, 2007, at 2:00 p.m. Central Time (the "Closing Date"), or at such alternate time and date as may be mutually agreed upon by the parties.

2.09. Closing Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:

(a) Executed counterparts of each Ancillary Agreement to which Seller is a party;

(b) A true and complete copy, certified by the Secretary of Seller, of the resolutions duly and validly adopted by Seller's Board of Directors evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(c) All necessary third-party consents as more particularly described in Section 3.13 of this Agreement; and

(d) A certificate, dated as of the Closing Date and in a form reasonably acceptable to Purchaser, executed by a duly authorized officer of Seller certifying (i) that all conditions to Closing have been satisfied, (ii) as to the incumbency arid signature of the officers of Seller executing any agreements or documents in connection with the transactions contemplated by this Agreement and (iii) that all representations and warranties contained herein on the part of the Seller are true as of the Closing;

(e) In the event any of the inventories to be transferred hereunder shall be consigned to a third party, Seller shall deliver at closing written acknowledgment of the person or entity having possession of the consigned goods, that Seller is the owner of same, that Seller has the right to remove same at any time free of any claim or interest of such person or entity;

(f) An opinion of Seller's counsel in form reasonably satisfactory to attorney for Buyer giving the opinions that

(i) Seller is a corporation duly formed and in existence under the laws of the State of Wisconsin.

(ii) Seller has full corporate power and authority to make, execute, deliver and perform its obligations under this Agreement.

(iii) Seller has authorized the execution, delivery and performance of its obligations under this agreement and the documents related thereto by all necessary company action on its part and has duly executed and delivered this agreement and the documents related thereto.

(e) All such other instruments and documents as Purchaser or its counsel may reasonably request to transfer effectively to Purchaser all of Seller's right, title and interest in and to the Purchased Assets as provided by this Agreement.

2.10. Closing Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:

(a) The Purchase Price in certified funds, wire transfer or other immediately available funds;

(b) Executed counterparts of each Ancillary Agreement to which Purchaser is a party; and

(c) A true and complete copy of the resolutions duly and validly adopted by Purchaser's Board of Directors evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

2.11 Sales and Transfer Taxes . Seller shall be responsible for and agrees to pay when due all sales, use and transfer taxes imposed by the United States or the State of Wisconsin arising out of the transfer of the Purchased Assets by Seller and the other transactions contemplated hereunder.

Article III

REPRESENTATIONS AND WARRANTIES
OF SELLER

As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser now and as of Closing, as follows:

3.01. Organization, Authority and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

3.02. No Conflict. Neither the execution and delivery of this Agreement, nor the consummation or performance of any obligation of Seller hereunder will, directly or indirectly, with or without notice or the lapse of time, (i) violate or conflict with. Seller's articles of incorporation or bylaws (or other organizational documents) or any agreement or any resolution of Seller's shareholders or directors, (ii) violate or conflict with any law or regulation or the terms or conditions of any permit, certificate or other authorization to which Seller is subject or (iii) require Seller to obtain or make any waiver, consent, action, approval, or authorization of, or registration, declaration, notice of filing with, any private non-governmental third party or any governmental authority,

3.03 Binding Effect. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms. Upon the execution and delivery by Seller of this Agreement and each other instrument to be executed and delivered at the Closing by Seller pursuant to this Agreement (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

3.04. Title to Purchased Assets; Location; Seller shall have and shall transfer to Purchaser at Closing good and marketable title to all the Purchased Assets, free and clear of any claim, lien, liability or encumbrance whatsoever. All of the Purchased assets are located at the Seller's plant facility in St. Nazianz, Wisconsin except as set forth on Schedule 3.04.

3.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller.

3.05 Financial and Product Information. Seller has delivered to Purchaser an information package a copy of which is attached hereto as Schedule 3.05 concerning the Purchased Product Lines including the historical sales and gross margins experienced by Seller with respect to the Purchased Product Lines all of which information is substantially correct and accurately reflects the matters described therein.

3.06 Standard Cost. Standard Cost as used by Seller in the compiling the financial information set forth in Schedule 3.05 above, or that may be used in the valuation of any of the Purchased Assets under this agreement, is computed in accordance with Generally Accepted Accounting Principals, consistently applied.

3.07 Absence of Certain Events. Since January 1, 2007, the business of Seller with respect to the Product Lines has been operated only in the ordinary and normal course of business and in particular:

(a) There has been no material adverse change in the Purchased Assets or in the financial condition, results of operations, prospects or condition (financial or otherwise), of Seller with respect to the Product Lines or the Purchased Assets;

(b) There has been no damage, destruction or loss adversely affecting the Purchased Assets or the Purchased Product Lines; and

(c) No significant customer, supplier, dealer or distributor with respect the Purchased Product Lines or a part thereof has ceased or given notice that it was going to cease or curtail its dealings with the Seller with respect to any of the Product Lines.

3.08. Intellectual Property.

(a) Disclosure Schedule 4 sets forth a complete and accurate list of the Intellectual Property being assigned from Seller to Purchaser pursuant to the Intellectual Property Assignment.

(b) Seller owns and possesses, free and clear of all security interests, encumbrances or liens, all right, title and interest in or to, or has the right to use pursuant to a License Agreement or otherwise, all the Intellectual Property. No Government entity has rendered any holding, decision, or judgment that would limit, cancel or question the validity of any of Intellectual Property.

(c) No claim of infringement has been made or asserted by or against Seller relating to any patent, trademark, trade name or copyright included in the Purchased Assets and no claim of misappropriation or misuse of any invention, trade secret or other proprietary rights has been made or asserted by or against Seller with respect to the foregoing, and to the knowledge of Seiler, no valid basis for any such claim or allegation exists.

(d) That Disclosure Schedule 4 sets forth all Intellectual Property applicable or pertaining to any of the Product Lines and/or Purchased Assets and is all Intellectual Property needed for the production and marketing of any products included in the Product Lines without payment of any royalty, license or other fee whatsoever, and free of any claim of infringement.

3.09. Compliance with Laws. The methods and means employed by it in the operation of its business and its ownership of the Purchased Assets are in compliance with all applicable federal, state and local laws, regulations or orders of any court, or federal, state, municipal or other governmental department, commission, board, agency or other instrumentality.

3.10. Litigation and Proceedings. There is no action, suit or proceeding pending or, to the Knowledge of the Seller, threatened against the Seller, that would prevent the consummation of the transactions contemplated by this Agreement. There is no suit, action or legal, administrative, arbitrative or other proceeding pending, nor does Seller have written notice or actual notice of any threatened suit, action or legal, administrative, arbitrative or other proceeding in connection with the Purchased Assets; and to Seller's Knowledge, Seller is not under governmental investigation with respect to any violation of any law or administrative regulation, federal, local or state, with respect to its design, manufacture or sale of any of the items sold and Seller has no Knowledge of any existing facts or circumstances which would constitute a basis for such action, proceeding, investigation, suit or arbitration.

3.11. Taxes. Seller has duly filed or caused to be filed all federal, state and local tax returns, reports and declarations required to be filed by it, and has paid or made adequate provisions to be filed by it, and has paid or made adequate provisions on the books and records of Seller for the payment of all Taxes (as hereinafter defined) due in respect thereof. As used herein, "Taxes" shall mean all taxes, fees, levies or other assessments, including but not limited to income, excise, property, sales, social security and unemployment compensation taxes imposed by the United States, any state, county or local government, and any interest or penalty relating to such taxes or other assessments, in each case that relate to the Purchased Assets or could become a lien thereon..

3.12. Condition of Purchased Assets. All of the Purchased Assets shall be, as of the Closing Date, in good working condition. The foregoing notwithstanding the 20' press brake referred to in Section 2.01(a)(ii) of this agreement is sold "as is" "where is".

3.13. Third-Party Agreements. Disclosure Schedule 5 sets forth a complete and accurate list and brief description of any arrangements or agreements with third-parties concerning the Purchased Assets, which (i) necessitate any such third-party's consent to the consummation of the transactions contemplated by this Agreement, (ii) require payment of any sums by Purchaser upon sales of Inventory or (iii) are related in any manner to the design, manufacture, sale or distribution of any product included as a part of the Purchased Product Lines.

3.14 Reliance. The representations and warranties of Seller made in this Article III are made by Seller with the knowledge and expectation that Purchaser is placing complete reliance thereon in entering into, and performing each of their obligations under this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:

4.01 Organization and Authority of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.02. No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser does not and will not violate, conflict with or result in the breach of any provision of its articles of incorporation or bylaws (or other organizational documents similar thereto).

4.03. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Article V

ADDITIONAL AGREEMENTS AND ACKNOWLEDGMENTS

5.01. Bulk Sales Compliance. Purchaser hereby waives Seller's compliance with the requirements of any bulk sales law that may apply with respect to the proposed transaction and, correspondingly, Seller and Miller, jointly and severally agree to indemnify Purchaser with respect to any liability incurred by Purchaser on account of non-compliance with any applicable bulk sales law including without limitation Wis. Stats, Chapter 406.

5.02.Survival of Representations and Warranties. Each of the representations and warranties of each of the parties of this Agreement shall be deemed to be made by each party again at and as of the Closing (or, where the representation or warranty by its terms is expressly made as of the date of this Agreement or any other specified date, then as of the date of this Agreement or other specified date) and shall survive the closing of this transaction. Any investigation made at any time by Purchaser or Purchaser's representatives shall not constitute a waiver of Purchaser's rights under any representation or warranty or any indemnity set forth in this Agreement

5.03. Post-Closing Storage and Loading. Seller agrees that, following the Closing, Purchaser may store the Inventory at Seller's facility in St-Nazianz, WI. Further, Seller agrees that, upon Purchaser's request, Seller shall, at Seller's expense, load Finished Goods Inventory for shipment to customers or to Purchaser. The Inventory will be shipped F.O.B. Seller's facility, St-Nazianz, WI. Storage of Inventory at Seller's premises shall be at no cost to Purchaser. All Manufacturing Fixtures and Equipment And Spare Parts Inventory shall immediately after closing, be loaded for shipment by Seller at no cost to Purchaser, and will be shipped to Purchaser F.O.B. Seller's facility, St-Nazianz, WI.

5.04. Post-Closing Startup Assistance. Following the Closing, Seller shall provide Purchaser access to such of Seller's employees with the necessary skills as may be reasonably necessary to assist Purchaser in establishing its operations with respect to the Purchased Product Lines. The services shall run over a three week period during which period Seller shall furnish one person for the entire first week, two persons for the entire second week and one person for the entire third week, said three week period to commence when requested by Purchaser upon 7 days notice by Purchaser to Seller. Seller shall also provide such assistance as may be reasonably needed to load Seller's computer data related to the Product Lines onto Purchaser's computer systems. All of such assistance shall be furnished at no cost to Purchaser except that Purchaser shall pay the actual travel costs and expenses for Seller's employees traveling to Purchaser's facility.

5.05. Collection of Accounts Receivable. Following the Closing, Purchaser and Seller shall cooperate in the collection of any outstanding balances due from customers that purchased products in the Purchased Product Lines. Purchaser shall have full power and authority to collect for its account all receivables, and to endorse, without recourse to the Seller, in the name of the Seller, any checks or other instruments of payment received on account of payment of any such receivables; provided, further, that any payments received by either Purchaser or Seller shall be applied to the particular invoice designated by the customer paying such invoice and shall promptly be delivered to the party owning such receivable.

5.06. Further Action. Each of the parties hereto shall use all reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law and to execute and deliver such documents and other papers as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the transactions contemplated hereby and thereby.

5.07 Regular Course of Business; Continuation of Ordering. From the date hereof until the Closing Date, Seller will operate its business pertaining to the Purchased Product Lines in the ordinary course, diligently and in good faith, consistent with past management practices; will maintain (except for expiration due to lapse of time) all contracts pertaining to the Purchased Product Lines in effect without change except as expressly provided herein; will comply with the provisions of all Laws, applicable to the conduct of its business pertaining to the Purchased Product Lines; will not engage in any significant or unusual transaction not in the ordinary course of business that in any manner pertains to the Purchased Product Lines; From the date hereof until the Closing Date, Seller will not create or permit to become effective any mortgage, pledge, lien, encumbrance or charge of any kind upon its assets pertaining to the Purchased Product Lines other than in the ordinary course of business. The parties acknowledge that certain of the materials used in the manufacturing process have a long order lead time Prior to Closing Seller shall continue ordering said items as has been its past practice (notifying the Purchaser of each such order) and upon closing such orders (and the obligation to pay for same) shall be assigned to Purchaser.

5.08 Access to Information and. Assets. Seller shall permit Purchaser and Purchaser's authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of Seller at all times reasonably requested by Purchaser for the purpose of conducting an investigation of the Purchased Assets and the accuracy of the information furnished by Seller to Purchaser. Seller shall have the right to have access to inspect the Purchased Assets. In the event the purchase transaction subject to this Agreement does not close for any reason Purchaser as well as its authorized agents, employees, counsel, accountants, legal counsel, and other representatives shall immediately return to Seller any and all copies of documents as well as data and other information obtained pursuant to this provision and they shall not publish, utilize, or cause the same to be utilized directly or indirectly in Purchaser's or any other third party's business.

5.09 Seller Fulfillment of Conditions. Seller will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition,

5.10 Purchaser Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Article VI

CONDITIONS TO CLOSING

6.01 Conditions Precedent to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Seller):

(a) Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing;

(b) All of the representations and warranties of Purchaser contained in this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of that date;

(c) As of the Closing Date, no litigation, proceeding, investigation or inquiry shall be pending or threatened seeking to enjoin or prevent the consummation of, or to obtain damages or other material relief by reason of, the transactions contemplated by this Agreement;

(d) Purchaser shall have paid all amounts, delivered all items and satisfied all obligations required to be paid, delivered or satisfied by Purchaser pursuant to paragraph 2.10 of this agreement.

6.01 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part in a writing executed by Purchaser):

(a) Seller shall have performed in all material respects the obligations under this Agreement required to be performed by it at or prior to the Closing;

(b) All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of that date;

(c) As of the Closing Date, no litigation, proceeding, investigation or inquiry shall be pending or threatened seeking to enjoin or prevent the consummation of, or to obtain damages or other material relief by reason of the transactions contemplated by this Agreement;

(d) Seller shall have delivered all items and satisfied all obligations required to be delivered or satisfied by Seller pursuant to paragraph 2.09 of this agreement; and

(e) The execution of this agreement arid the closing of the transaction called for herein shall have been duly approved by the board of directors of Seller.

Article VII

INDEMNIFICATION

7.01 Seller's Indemnity. Subject to the provisions of this Article VII, Seller from and after the Closing Date agrees to, indemnify and hold Purchaser and its directors, officers, agents, employees, representatives, successors and assigns, harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively "Damages") incurred in litigation or otherwise, and any investigation relating thereto, by any of the above-named persons, directly or indirectly, resulting from or in connection with:

(a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by Seller in this Agreement or in any other agreement, certificate, schedule, exhibit or writing delivered to Purchaser pursuant to this Agreement;

(b) All debts, liabilities and obligations of Seller of whatever kind and nature;

(c) All product liability claims arising out of any product manufactured or sold by Seller;

(d) Any failure to comply with any and all requirements for notice to creditors or similar requirements imposed under any applicable bulk sales laws to the extent applicable to the transactions contemplated by this Agreement. and

(e) Any action, suit, proceeding or claim incident to any of the foregoing.

7.02 Purchaser's Indemnity. Purchaser from and after the Closing Date, shall indemnify and hold Seller harmless from and against any Damages incurred by Seller resulting from or in connection with:

(a) Any misrepresentation, breach of warranty or failure to perform any covenant or agreement made or undertaken by Purchaser in this Agreement or in any other agreement, certificates, schedule, exhibit or writing delivered by Purchaser to Seller pursuant to this Agreement;

(b) Any debts, liabilities and obligations of Purchaser of whatever kind and nature; and

(c) Any action, suit, proceeding or claim incident to any of the foregoing.

7.03 Miller's Indemnity. Miller from and after the Closing Date agrees to, indemnify and hold Purchaser harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability, and all expenses (including interest, penalties and attorneys' and accountants' fees and disbursements) (collectively "Damages") arising from any failure to comply with any and all requirements for notice to creditors or similar requirements imposed under any applicable bulk sales laws including without limitation Wis. Stat. Chapter 406, to the extent applicable to the transactions contemplated by this Agreement

7.04 Procedure. All claims for indemnification by a party under this Article VII (the party claiming indemnification and the party against whom such claims are asserted being hereinafter called the "Indemnified Party" and the "indemnifying Party," respectively) shall he asserted and resolved as follows:

(a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, such Indemnified Party shall with reasonable promptness give notice (the ''Claim Notice") to the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party under this Agreement with respect to any such claim or demand if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement, and, as a result of such failure, the Indemnifying Party's ability to defend against the claim or demand is materially prejudiced. The Indemnifying Party shall have ten (10) days from the delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand, and (ii) whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall, subject to the last sentence of this paragraph, have the right to control the defense against the claim by all appropriate proceedings and any settlement negotiations, provided that to the satisfaction of the Indemnified Party, the Indemnifying Party shall secure the Indemnified. Party against such contested claims by posting a bond or otherwise. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Indemnified Party, or after electing to defend fails to commence or reasonably pursue such defense, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter all on behalf, for the account and at the risk of the indemnifying Party. Notwithstanding the foregoing, if the basis of the proceeding relates to a condition of operations which existed or were conducted both prior to and after the Closing Date or if the Indemnified Party would be otherwise adversely affected as a result of any adverse decision of such proceeding, each party shall have the same right to participate at its own expense and at its own risk in the proceeding without either party having the right of control.

(b) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party claim or demand, or any cross-complaint against any person. No claim as to which indemnification is sought under this Agreement may be settled without the consent of the Indemnifying Party.

(c) If any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes such claim, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

7.05 Costs. If any legal action or other proceeding is brought for the enforcement or interpretation of any of the rights or provisions of this Agreement (including the indemnification provision), or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

7.06 Limitation on Indemnities. Neither party to this agreement shall assert a right of indemnity under this Article VII unless and until the cumulative claims of the party seeking indemnity shall exceed $5,000.00. Neither party shall be entitled to indemnity under this Article VII with respect to any claim for which the party seeking indemnity shall have been fully compensated by applicable insurance.

Article VIII

GENERAL PROVISIONS

8.01 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Miller-St. Nazianz, Inc.

511 East Main Street

P.O. Box 127

St. Nazianz, Wisconsin 54232

Attention: John C. Miller

With Copy to:	Whyte Hirschboeck Dudek S.C.

555 East Wells Street

Suite 1900

Milwaukee, Wisconsin 53202-3819

Attention: James R. Lowe

If to Purchaser:	Art’s Way Manufacturing Co., Inc.

P.O. Box 288 – 5556 Hwy. 9

Armstrong, Iowa 50504

Attention: J.Ward McConnell, Jr.

With a copy to Purchaser’s counsel:

Wooten & Coley

P.O. Box 1555

Kinston, NC 28503

Attention: Everette Wooten

8.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.04. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

8.05. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may be granted or withheld in the sole discretion of Seller or Purchaser).

8.06. Amendment. This Agreement may only be amended by mutual, written consent of both Purchaser and Seller.

8.07. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, nothing herein, express or implied, is intended to or shall confer upon any other person.

8.08. Counterparts. This Agreement may be executed and delivered (including by facsimile or PDF transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page, follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed by their respective officers thereunto duly authorized and Miller has hereunto set his hand adopted as his seal the typed word "Seal" appearing next to his name, all, done this the day and year first above written.

MILLER-ST. NAZIANZ, INC.

By:	/s/ John C. Miller
Name: John C. Miller
Title: President

ART’S WAY MANUFACTURING CO., INC.

By:	/s/ J. Ward McConnell, Jr.
Name: J. Ward McConnell, Jr.
Title: Chairman

/s/ John C. Miller (SEAL)
John C. Miller, Individually

EXHIBIT A — BADGER INTELLECTUAL PROPERTY LICENSE AGREEMENT

Document is attached.

BADGER INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Trademark License Agreement (the "Agreement"), dated and effective as of the 5th day of September, 2007 (the "Effective Date"), by and between MILLER-ST. NAZIANZ, INC., a Wisconsin corporation ("Licensor") and ART'S WAY MANUFACTURING CO., INC., a Delaware corporation ("Licensee").

WHEREAS, Licensor and Licensee have entered into an Asset Purchase Agreement, dated as of September 5, 2007 (the "Purchase Agreement") pursuant to which Licensor agreed to sell to Licensee, and Licensee agreed to purchase from. Licensor the Purchased Assets (as defined in the Purchase Agreement), as more particularly set forth in the Purchase Agreement;

WHEREAS, Licensor owns certain rights to the BADGER trade name and mark ("Mark") in connection with the production or sale of the Badger Product Line (as that term is defined in the Purchase Agreement) as well as other goods and services, registrations with respect to the Mark are described in the attached "Exhibit A";

WHEREAS, the Badger Product Line consists of the products described on the attached "Exhibit B"; and

WHEREAS, Licenser and Licensee wish to enter into an agreement to reflect the terms of the Purchase Agreement whereby Licensee will be a licensee of the Mark in connection with the production or sale of the Badger Product Line.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein have the meaning set forth in the Purchase Agreement.

2.
Grant of License. Licensor grants to Licensee a royalty-free, fully paid-up and worldwide license, without the right to sublicense, to use the Mark only in connection with the sale or production of the Badger Product Line as set forth herein. The License granted herein shall be exclusive with respect to the products comprising the Badger Product Line or products of the same type or use as the products comprising the Badger Product Line and Licensor shall not use or license the use of the Mark in connection with products comprising the Badger Product Line or products of the same type or use as the products comprising the Badger Product Line. The foregoing notwithstanding, Licensor retains the right to use or license the use of the Mark in connection with products not of the same type and use as those contained in the Badger Product Line, and, in particular, Licensor retains the exclusive right to use or license the Mark in connection with Farmstead Products Line. "Farmstead Products Line" consists of farming equipment attached to, installed in or installed under farm buildings and are further described on the attached “Exhibit C”.

3.
Use Restriction. Licensee shall use the Mark only on goods included in the Badger Product Line and upgrades and improvements to and variations of goods included therein. Licensee shall not use the Mark on any other goods or in relation to any services relating to goods not included in the Badger Product Line. Licensee shall not use the Mark on any goods comprising or services relating to the Farmstead Product Line. Licensee shall not modify or amend the Mark in any way, nor shall Licensee use any confusingly similar mark or any derivative of the Mark on or in connection with the Badger Product Line or any other goods.

4.
Ownership of the Mark. Licensee acknowledges that, as between Licensor and Licensee, Licensor owns all right, title and interest in and to the Mark. All use of the Mark by Licensee shall inure to the benefit of Licensor. Nothing in this Agreement shall give Licensee any right, title or interest in or to the Mark other than the right to use the Mark in accordance with this Agreement. Licensee shall neither attack the validity of the license granted herein nor will it at any time do or cause to be done any act or thing contesting or in any way impairing or intending to impair any part of Licensor's right, title and interest in the Mark. Licensor warrants to Licensee that it is the owner of the Mark, has the right to license the rights herein described, and that use of the Mark by the Licensee in connection with products included in the Badger Product Line will not infringe upon the rights of others, provided however, such warranty shall not extend to claims of infringement arising out of any modification or improvement made by Licensee to any product in the Badger Product Line or to any use of the Mark by Licensee not licensed hereunder.

5.
Quality Assurances. Licensee and Licensor hereby each covenants with the other that the nature and quality of all products produced or sold by Licensee or Licensor under the Mark as well as any advertising and promotional materials relating to the same, shall he of at least the same quality as that offered or provided by Licensor under the Mark immediately prior to the Effective Date.

6.
Quality Standards. Licensee acknowledges that, based upon its own investigation and analysis, it is familiar with the goods comprising the Badger Product Line and the quality standards of such goods employed by Licensor immediately prior to the Effective Date, Neither Licensee nor Licensor shall depart from the standard of quality established by this paragraph in any material respect without the other party's prior written consent. On an annual basis and after providing written notice, Licensor and Licensee shall each have the right to inspect all uses of the Mark by the other and the products bearing the Mark produced by Licensee to confirm that use of the Mark by the other conforms to the quality standards called for herein. Each party shall cooperate with the other in exercising the rights set forth in this paragraph.

7.
Term and Termination. This Agreement shall continue in full force and effect until Licensee ceases to manufacture or sell any goods comprising the Badger Product Line for a period of two (2) years, at which time this Agreement and the license hereunder shall terminate. If Licensee defaults in the performance or obligations of any of the terms of this Agreement, Licensor shall notify the Licensee in writing. If the default is not cured within sixty (60) days after the delivery of such written notice, Licensor shall have the right to terminate this Agreement and the license hereunder upon written notice. Upon termination of this Agreement, all rights and privileges of Licensee hereunder shall terminate, and Licensee shall not use the Mark in any way or for any reason and shall destroy all materials and signage bearing or using the Mark. During the term of this agreement Licensor shall make all filings and take such other actions as are necessary to keep Licensor's rights with respect to the Mark current and in effect.

8.
Infringement Proceedings. Licensee shall promptly notify Licensor in writing of any unauthorized use of the Licensed Marks by third parties as it comes to Licensee's attention. Licensor shall have the right and discretion to bring infringement, unfair competition or other proceedings or actions involving the Mark against such third parties. Licensor shall bear the legal costs and fees in such infringement, unfair competition or other proceeding or action. In the event such unauthorized use shall involve products like or similar to the products contained in the Badger Product Line, and if Licensor does not take action to enforce the Licensor's rights to the Mark (and/or Licensee's right hereunder) Licensee may at its expense bring such infringement, unfair competition or other proceeding or action as may be appropriate to enforce its rights with respect to the Mark and the rights licensed under this agreement.

9.
Indemnification. Licensee shall indemnify, defend and hold harmless Licensor from and against any and all Claims asserted against, resulting to, imposed upon or incurred by Licensor by any reason of, arising out of or resulting from the breach by Licensee of any of its obligations under this Agreement, the use by Licensee of the Mark under this Agreement (except for claims for infringement not arising out of any modification or improvement made by Licensee to any product in the Badger Product Line or to any use of the Mary by licensee not licensed hereunder), or any alleged wrong or defect in the goods or services Licensee provides, manufactures, sells, offers or distributes. Licensor shall indemnify, defend and hold harmless Licensee from and against any and all Claims asserted against, resulting to, imposed upon or incurred by Licensee by any reason of, arising out of or resulting from the breach by Licensor of any of its obligations under this Agreement, the use by Licensor of the Mark either prior to the date of this agreement, or with respect to any use made by the Licensor of the Mark after the date of this agreement, or any alleged wrong or defect in the goods or services Licensor provides, manufactures, sells, offers or distributes. As used in this Agreement, the term "Claim" or "Claims" shall include; (i) all liabilities, obligations or responsibilities, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured; (ii) all losses, damages, judgments, awards, settlements, costs and expenses (including, without Limitation, interest, penalties, court costs and attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings, arbitrations and assessments, whether or not ultimately determined to be valid.

10.	Relationship of the Parties. The parties shall be deemed independent contractors and shall have no authority to bind the other to any contract, agreement or matter.

11.
Notice. Ali notices and communications provided for in this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the appropriate address as set forth in the Purchase Agreement, unless another address is substituted in writing by a party to this Agreement.

12.
Assignment and Sublicense. This Agreement is entered into in reliance upon and in consideration of the character, qualifications and representations of the parties. Neither this Agreement nor any of the rights, privileges or obligations herein shall be assigned, transferred or divided in any manner by either party without the prior written approval of the other party; provided, however, that (i) the Licensor may assign this Agreement or any of their respective rights and obligations hereunder to one or more of its affiliates or related companies and (ii) either party may assign this Agreement to a person or entity which acquires and succeeds to the business of such party (as it relates to this Agreement) without the consent of the other party.

13.
Severability. If any section, paragraph, sentence, clause or other provision of this Agreement is held by a court of competent jurisdiction to be illegal, null and void or unenforceable, such determination shall not affect the remainder of this Agreement, and such remainder shall remain in full force and effect, to extent permitted by law.

14.
Waiver. The waiver of either party of any right hereunder or failure to perform or breach by the other party shall not be deemed as a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

15.
Scope of Agreement. This Agreement supersedes and terminates any and all prior agreements or contracts concerning the subject matter hereof, whether oral or in writing, which have been entered into between Licensor and Licensee prior to the Effective Date. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. No change, termination, waiver, amendment or modification of any of the provisions hereof shall be binding upon the parties, unless in a writing signed by duly authorized representatives of the parties. This Agreement may he executed in counterparts, each of which shall he deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.

LICENSOR:	LICENSEE:
MILLER-ST. NAZIANZ, INC.	ART'S WAY MANUFACTURING CO., INC.

By:	By:
John C. Miller	J. Ward McConnell, Jr.
President	Chairman

EXHIBIT A

Mark	Country	Registration No.	Registration Date
BADGER	U.S.	2,460,006	12-Jun-2001
BADGER	Canada	TMA549,726	10-Aug-2001
BADGER & Design (as depicted below) [BADGER]	U.S.	871,241	17-Jun-1969

EXHIBIT B

Badger Product Line

The following products manufactured and/or marketed using the Badger tradename or trademark:

Forage Boxes (including front, rear, combo or other)

Forage Blowers

Running Gears

Dump Boxes

Options for any of the foregoing

EXHIBIT C

Farmstead Product Line

Silo unloaders

Silage chutes

Silage spreaders

Barn cleaners

Alley scrapers

Manure pumps

Manure agitators

Manure Augers

Manure tanker

Chain conveyors for barn use

Belt conveyors for barn use

Chain feeders

Belt feeders

Stationary feed mixers

Roller mills

Accessories and parts for any of the foregoing

EXHIBIT B — WARRANTY BILL OF SALE

Document is attached.

WARRANTY BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Miller-St. Nazianz, Inc., a Wisconsin corporation ("Seller"), does hereby sell, assign, transfer, convey and deliver to Art's Way Manufacturing Co., Inc., a Delaware corporation (the "Purchaser"), pursuant to that certain Asset Purchase Agreement, dated as of September 5, 2007, by and among the Seller, John C. Miller, and Purchaser (the "Asset Purchase Agreement"), all of the following assets, properties, goodwill and business (the "Purchased Assets"):

(i)  The Miller Pro product lines described on the attached Schedule 2, the Victor product lines described on the attached Schedule 3, and the Badger product lines described on the attached Schedule l (hereinafter referred to collectively as the "Product Lines").

(ii)  All tooling, dyes, jigs, patterns, specialized equipment necessary or used for the Product Lines ("Manufacturing Fixtures and Equipment"); for purposes of this Agreement specialized equipment includes without limitation that certain 20' foot Press Break shown on the information referred to in paragraph 3.05 of the Asset Purchase Agreement, side punching machine, roof punching machine, blower band roller, corrugated shear, roof edge protector bender, and all assembly line racks and bins;

(iii)  All patents, applications therefor and unpatented inventions applicable to any product within the Product Lines; all designs, drawings, blue prints, computer data, engineering data or studies, manufacturing data, prototypes, stampings, projects in progress, formulas, processes, technical information and knowhow related to or used in the production of any product within the Product Lines ("Intellectual Property");

(iv)  All customer lists, customer backlogs, pending orders, pending purchase contracts, customer files, vendor lists, purchase records, sales records or data (electronic or otherwise) relating to any of the products in the Product Lines ("Customer Lists");

(v)  Inventories of finished goods and work in process related to any products in the Product Lines as described in the Asset Purchase Agreement ("Finished Goods Inventory");

(vi)  All inventories of spare parts related to any product in the Product Lines as further described in the Asset Purchase Agreement ("Spare Parts Inventory");

(vii)  Inventories of raw materials and completed manufactured parts related to products in the Product Lines as further described in the Asset Purchase Agreement ("Raw Material and Completed Manufactured Parts Inventory");

(viii)  All logos, trademarks, trade names, service marks, copyrights, applications for and registrations pertaining to any of the Product Lines and the marketing thereof, including without limitation the names Miller Pro, Victor, Hay Buddy and Badger ("Trade Names") provided however Purchaser's rights to use the "Badger" trade name shall be expressly limited to rights of use in connection with the production or sale of the Badger Product Line, as more particularly set forth in the Badger Intellectual Property License Agreement.;

(ix)  All distribution agreements with manufacturers pertaining to the Product Lines including without limitation such agreements with John Deere and Tonutti S.p.A ("Distribution Agreements");

(x)  All dealership, dealer or distributor agreements or contracts pertaining to any of the Product lines with dealers handling any of the Product Lines ("Dealer Agreements"),provided, Purchaser will have no repurchase obligations under such agreements with respect to sales prior to closing; and

(xi)  the goodwill of Seller relating to the Product Lines.

and that all of the foregoing assets be free of all liens, and it being understood that the Seller shall retain and the Purchased Assets shall specifically exclude all other assets of the Seller.

TO HAVE AND TO HOLD the Purchased Assets unto and for the use of Purchaser, its successors and assigns forever.

Seller does hereby warrant and defend the title to the Purchased Assets against the lawful. claims and demands of all persons.

From and after the date hereof, upon request of Purchaser, Seller shall duly perform such further acts and duly execute, acknowledge and deliver all such further acts, deeds, assignments, certificates, receipts, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and to vest in Purchaser and to protect its right, title and interest in and enjoyment of all assets intended to be assigned, transferred and conveyed pursuant to this Warranty Bill of Sale and as may be appropriate otherwise to carry out the transactions as contemplated by this Warranty Bill of Sale.

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Asset Purchase Agreement. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern.

[Signature Page follows]

SIGNATURE PAGE TO
WARRANTY BILL OF SALE

IN WITNESS WHEREOF, Seller has signed and sealed this Warranty Bill of Sale as of September 5, 2007.

Miller-St. Nazianz, Inc.

By:
Name: John C. Miller
Title: President

Art’s Way Manufacutring Co., Inc.

By:
Name:
Title:

SCHEDULE 1 — BADGER PRODUCT LINE

The following products manufactured and/or marketed using the Badger tradename or trademark:

Forage Boxes (including front, rear, combo or other)

Forage Blowers

Running Gears

Dump Boxes

Options for any of the foregoing

Other products manufactured and/or marketed using the Badger tradename or trademark are not included.

SCHEDULE 2 — MILLER PRO PRODUCT LINE

All products manufactured and/or marketed using the Miller Pro tradename, including without limitation:

Forage Boxes (including front, rear, combo or other)

Receiver Boxes

Running Gears and Tires

Forage Blowers

Dump Boxes

Rotary Rakes

Finger Wheel Rakes

Miller produced Hay Mergers

All "Hay Buddy" equipment

Options for any of the foregoing

Excepted from the foregoing are pull type sprayers marketed under the Miller Pro brand and products manufactured by Ziegler,

SCHEDULE 3 — VICTOR PRODUCT LINE

All products manufactured and/or marketed using the Victor trademark, including without limitation:

Forage Boxes (including front, rear, combo or other)

Running Gears

Rotary Rakes

Forage Blowers

Dump Boxes

Options for any of the foregoing.

EXHIBIT C — INTELLECTUAL PROPERTY ASSIGNMENT

Document is attached.

ASSIGNMENT OF INTELLECTUAL PROPERTY

WHEREAS, Miller-St. Nazianz, Inc., a Wisconsin corporation (the "Seller") is the owner of certain Intellectual Property, as defined in Section 2.01(a)(iii) of that certain Asset Purchase Agreement by and among Seller, John C. Miller, and Art's Way Manufacturing Co., Inc., a Delaware corporation (the "Purchaser"), dated as of September 5, 2007 (the "Asset Purchase Agreement"), and including, but not limited to: (a) rights in the Victor and Miller Pro trade names and all goodwill relating thereto; and (b) the following patents and registrations and the other Intellectual Property described as follows:

Trademarks

Mark	Country	Registration #	Registration Date	Next Action Due
"Hay Buddy"	U.S.	548,356	7/19/2001	7/19/2016
"Victor"	Canada	2,373,268	8/1/2000	8/1/2010
"Victor"	U.S.	2,866,031	7/27/2004	7/27/2010
"Miller Pro"		no registration	no registration

Patents
1) United States Patent No. 5,175,987 — Issued June 5, 1993

Other (to the extent title thereto is not effectively conveyed in a Warranty Bill of Sale of even date herewith between the parties hereto)

All other patents, applications therefor and unpatented inventions applicable to any product within the Product Lines (as the term is defined in the Asset Purchase Agreement); all designs, drawings, blue prints, computer data, engineering data or studies, manufacturing data, prototypes, stampings, projects in progress, formulas, processes, technical information and know-how related to or used in the production of any product within the Product Lines.

All logos, trademarks, trade names, service marks, copyrights, applications for and registrations pertaining to any of the Product Lines and the marketing thereof, including without limitation the names Miller Pro, Victor, Hay Buddy and Badger ("Trade Names") provided however Purchaser's rights to use the "Badger" trade name shall be expressly limited to rights of use in connection with the production or sale of the Badger Product Line, as more particularly set forth in the Badger Intellectual Property License

Agreement delivered by Seller to Purchaser this date.

All of the foregoing being collectively referred to as the "Intellectual Property".

WHEREAS, Seller was and remains the sole owner of said Intellectual Property.

WHEREAS, Purchaser desires to acquire the Intellectual Property.

NOW, THEREFORE, in consideration of the sum of one dollar ($1.00), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller by these presents does sell, assign and transfer unto said Purchaser sole, entire and complete ownership of the Intellectual Property, including the right to sue for past infringement and all goodwill relating thereto, the same to be held and enjoyed by the Purchaser for its own use and behoof, and for its legal representatives and assigns, as fully and entirely as the same would have been held by the Seller had this assignment and sale not been made. Seller does hereby warrant and shall defend the title to the Intellectual Property against the lawful claims and demands of all persons and agrees to indemnify Purchaser for any breach of such warranty in accordance with Article VII of the Asset Purchase Agreement. Seller shall execute such documents and use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Assignment (including, without limitation, to put Purchaser in actual possession and operating control of the Intellectual Property, to effectuate, record or perfect the transfer of the Intellectual Property to Purchaser, to confirm the title of the Intellectual Property in Purchaser and to assist Purchaser in exercising rights relating thereto), and to make all filings and give all notices which may be necessary or required in order to effectuate the transactions contemplated hereby.

[Signature Page follows]

SIGNATURE PAGE TO
ASSIGNMENT OF INTELLECTUAL PROPERTY
Executed on September 5, 2007.
Miller-St, Nazianz, Inc.

By:
Name: John C. Miller
Title: President

Witness:
Name:
Title:

EXHIBIT D – SELLER NON-COMPETITION AGREEMENT

Document is attached.

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT (this "Agreement") dated as of September 5, 2007, between Miller-St. Nazianz, Inc., a Wisconsin corporation (the "Seller"), and Art's Way Manufacturing Co., Inc., a Delaware corporation (the "Purchaser").

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement by and among Seller, John C. Miller, President of Seller, and Purchaser, dated as of September 5, 2007 (the "Asset Purchase. Agreement"), Seller agreed to sell, and Purchaser agreed to purchase, the Purchased Assets, as defined in the Asset Purchase Agreement; and

WHEREAS, assets the purchased under the Asset Purchase Agreement includes assets constituting certain product lines, said product lines being the Victor Product Line described on the attached Schedule 3, the Badger Product Line described on the attached Schedule 1 and the Miller Pro Product Line described on the attached Schedule 2; and

WHEREAS, an agreement prohibiting Seller from competing with Purchaser is necessary for Purchaser to receive the full benefit of the Purchased Assets and the good will included therein; and

WHEREAS, Section 2.09(a) of the Asset Purchase Agreement requires that a non-competition agreement be executed and delivered by Seller at the Closing; and

WHEREAS, Seller and Purchaser wish to set forth certain agreements with respect to non-competition as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

2. NON-COMPETITION

As an inducement for Purchaser to enter into the Asset Purchase Agreement and close the Purchase transaction provided for therein (without which inducement Seller acknowledges that Purchaser would not enter into the Asset Purchase Agreement or close the Purchase transaction called for therein), Seller agrees that:

(a) For a period of five (5) years after the Closing, Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, lend Seller's name or any similar name to, lend Seller's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Purchased Assets (including the products comprising the Victor, Badger and Miller Pro Product Lines), anywhere in the World; provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Seller will not be considered in violation of this Agreement solely because Seller is acquired by an entity that is already engaged in the distribution of any products or equipment of the type contained within the Purchased Assets. Further, Seller shall not be considered in violation of this agreement if he or Corporation manufactures or sells self propelled hay mowers.

3. REMEDIES

If Seller breaches the covenants set forth in Section 2 of this Agreement, Purchaser will be entitled to the following remedies:

(a) damages from Seller; and

(b) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Purchaser and would be an inadequate remedy for such breach.

(c) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

4. WAIVER

Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

5. GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Wisconsin regardless of conflicts of laws principles.

6. SEVERARILITY

Whenever possible each provision and term of this Agreement wilt be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 2 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Seller.

7. COUNTERPARTS

This Agreement may he executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

8. SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

10. NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt) or (b) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth in the Asset Purchase Agreement (or to such other addresses numbers as a party may designate by notice to the other parties).

11. ENTIRE AGREEMENT

This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral. agreements and understandings between Purchaser and Seller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

[Signature Page follows]

SIGNATURE PAGE TO
NON-COMPETITION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 5, 2007.

Miller-St. Nazianz, Inc.

By:

Name: John C. Miller
Title: President

Art's Way Manufacturing Co., Inc.

By:

Name:
Title:

SCHEDULE 1— BADGER PRODUCT LINE

The following products manufactured and/or marketed using the Badger tradename, or trademark:

Forage Boxes (including front, rear, combo or other)

Forage Blowers

Running Gears

Dump Boxes

Options for any of the foregoing

Other products manufactured and/or marketed using the Badger tradename or trademark are not included.

SCHEDULE 2 — MILLER PRO PRODUCT LINE

All products manufactured and/or marketed using the Miller Pro tradename, including without limitation:

Forage Boxes (including front, rear, combo or other)

Receiver Boxes

Running Gears and Tires

Forage Blowers

Dump Boxes

Rotary Rakes

Finger Wheel Rakes

Miller produced Hay Mergers

All "Hay Buddy" equipment

Options for any of the foregoing

Excepted from the foregoing are pull type sprayers marketed under the Miller Pro brand and products manufactured by Ziegler.

SCHEDULE 3 - VICTOR PRODUCT LINE

All products manufactured and/or marketed using the Victor trademark, including without limitation:

Forage Boxes (including front, rear, combo or other)

Running Gears

Rotary Rakes

Forage Blowers

Dump Boxes

Options for any of the foregoing

EXHIBIT E — JOHN C. MILLER NON-COMPETITION AGREEMENT

Document is attached.

NON-COMPETITION AGREEMENT

NON-COMPETITION AGREEMENT (this "Agreement") dated as of September 5, 2007, between John C. Miller, an individual ("Miller"), and Art's Way Manufacturing Co., Inc., a Delaware corporation (the "Purchaser").

RECITALS

WHEREAS, pursuant to that certain Asset Purchase Agreement by arid among Miller-St. Nazianz, Inc., a Wisconsin corporation (the "Corporation."), Miller, and. Purchaser, dated as of September 5, 2007 (the "Asset Purchase Agreement"), the Corporation agreed to sell, and Purchaser agreed to purchase, the Purchased Assets, as defined in the Asset Purchase Agreement; and

WHEREAS, Miller if president and sole voting shareholder of Corporation and is and has been involved in its day to day operations included the operations involving the Purchased Product Lines and the Purchased Assets; and

WHEREAS, the assets purchased under the Asset Purchase Agreement includes assets constituting certain product lines, said product lines being the Victor Product Line described on the attached Schedule 3, the Badger Product Line described on the attached Schedule I and the Miller Pro Product Line described on the attached Schedule 2; and

WHEREAS, an agreement prohibiting Miller from competing with Purchaser is necessary for Purchaser to receive the full benefit of the Purchased Assets and the good will included therein; and

WHEREAS, Section 2.09(a) of the Asset Purchase Agreement requires that a non-competition agreement be executed and delivered by Miller at the Closing; and

WHEREAS, Miller and Purchaser wish to set forth certain agreements with respect to non-competition as provided in this Agreement; and

WHEREAS this agreement is not entered into between an employer and employee, John C. Miller is not an. employee of Purchaser and John C. Miller's employment is not conditioned or based upon in any way this Agreement, the parties expressly acknowledge that Wis. Stats. §5103.465, Restrictive Covenants in Employment Contracts is inapplicable to this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement.

2. NON-COMPETITION

As an inducement for Purchaser to enter into the Asset Purchase Agreement and close the Purchase transaction provided for therein (without which inducement Miler acknowledges that Purchaser would not enter into the Asset Purchase Agreement or close the Purchase transaction called for therein), Miller agrees that:

(a) For a period of five (5) years after the Closing, Miller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of he employed by, associated with or in any manner connected with, lend Miller's name or any similar name to, lend Miller's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Purchased Assets (including the products comprising the Victor, Badger and Miller Pro Product Lines), anywhere in the World; provided, however, that Miller may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Miller agrees that this covenant is reasonable with respect to its duration, geographical area and scope. Miller will not be considered in violation of this Agreement solely because Corporation is acquired by an entity that is already engaged in the distribution of any products or equipment of the type contained within the Purchased Assets. Further, Miller shall not be considered in violation of this agreement if he or Corporation manufactures or sells self propelled hay mowers.

3.  REMEDIES

If Miller breaches the covenants set forth in Section 2 of this Agreement, Purchaser will be entitled to the following remedies:

(a) damages from Miller; and

(b) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Purchaser and would be an inadequate remedy for such breach.

(c) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

4. WAIVER

Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum. extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party wilt be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

5. GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Wisconsin regardless of conflicts of laws principles.

6. SEVERABILITY

Whenever possible each provision and term of this Agreement will be interpreted in a manner to be effective and valid but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, Without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 2 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Miller.

7. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

8. SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

9. NOTICES

All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt) or (h) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth in the Asset Purchase Agreement (or to such other addresses numbers as a party may designate by notice to the other parties).

11. ENTIRE AGREEMENT

This Agreement and the Asset Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior written and oral agreements and understandings between Purchaser and Miller with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

[Signature Page follows]

SIGNATURE PAGE TO
NON-COMPETITION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of September 5, 2007.

By:
Name: John C. Miller

Art’s Way Manufacturing Co., Inc.

By:
Name:
Title:

SCHEDULE 1— BADGER PRODUCT LINE

The following products manufactured and/or marketed using the Badger tradename or trademark:

Forage Boxes (including front, rear, combo or other)

Forage Blowers

Running Gears

Dump Boxes

Options for any of the foregoing

Other products manufactured and/or marketed using the Badger tradename or trademark are not included.

SCHEDULE 2 — MILLER PRO PRODUCT LINE

All products manufactured and/or marketed using the Miller Pro tradename, including without limitation:

Forage Boxes (including front, rear, combo or other)

Receiver Boxes

Running Gears and Tires

Forage Blowers

Dump Boxes

Rotary Rakes

Finger Wheel Rakes

Miller produced Hay Mergers

AR "Hay Buddy" equipment

Options for any of the foregoing

Excepted from the foregoing are pull type sprayers marketed under the Miller Pro brand and products manufactured by Ziegler.

SCHEDULE 3 — VICTOR PRODUCT LINE

All products manufactured and/or marketed using the Victor trademark, including without limitation:

Forage Boxes (including front, rear, combo or other)

Running Gears

Rotary Rakes

Forage Blowers

Dump Boxes

Options for any of the foregoing.

EXHIBIT F — PURCHASE PRICE ALLOCATION

Purchase Price before Deduction on account of warranty Assumption	$975,000.00

Less: Negotiated Adjustment for Buyer's Assumption of warranty under Section 2.05	(100,000.00)

Total Purchase Price Per Section 2.03 (before Inventories)	875,000.00

Allocation of Price:

Fixtures, tooling and Equipment	$200,000.00

Good Will, trade names, trademarks, non competition and other assets not included within Fixtures, tooling and Equipment nor Inventory	675,000.00

Total	$875,000.00

Inventories shall be allocated a value equal to the value thereof as used in the final computation of purchase price.

DISCLOSURE SCHEDULE 1— BADGER PRODUCT LINE

The following products manufactured and/or marketed using the Badger tradename or trademark:

Forage Boxes (including front, rear, combo or other)

Forage Blowers

Running Gears

Dump Boxes

Options for any of the foregoing

Other products manufactured and/or marketed using the Badger tradename or trademark are not included.

DISCLOSURE SCHEDULE 2 — MILLER PRO PRODUCT LINE

All products manufactured and/or marketed using the Miller Pro tradename, including without limitation:

Forage Boxes (including front, rear, combo or other)

Receiver Boxes

Running Gears and Tires

Forage Blowers

Dump Boxes

Rotary Rakes

Finger Wheel Rakes

Miller produced Hay Mergers

All "Hay Buddy" equipment

Options for any of the foregoing

Excepted from the foregoing are pull type sprayers marketed under the Miller Pro brand and products manufactured by Ziegler.

DISCLOSURE SCHEDULE 3 — VICTOR PRODUCT LINE

All products manufactured and/or marketed using the Victor trademark, including without limitation:

Forage Boxes (including front, rear, combo or other)

Running Gears

Rotary Rakes

Forage Blowers

Dump Boxes

Options for any of the foregoing

DISCLOSURE SCHEDULE 4 — INTELLECTUAL PROPERTY

Trademarks

Mark	Country	Registration #	Registration Date	Next Action Due
"Hay Buddy"	U.S.	548,356	7/19/2001	7/19/2016
"Victor"	Canada	2,373,268	8/1/2000	8/1/2010
"Victor"	U.S.	2,866,031	7/27/2004	7/27/2010
"Miller Pro"

Patents

1) United States Patent5,175,987 — Issued June 5, 1993

Other

All patents, applications therefor and unpatented inventions applicable to any product within the
Product Lines; all designs, drawings, blue prints, computer data, engineering data or studies, manufacturing data, prototypes, stampings, projects in progress, formulas, processes, technical information and knowhow related to or used in the production of any product within the Product
Lines.

DISCLOSURE SCHEDULE 5 — THIRD-PARTY AGREEMENTS

A.	All sales of "Hay Buddy" equipment are subject to a license arrangement, which requires a two percent (2%) royalty payment on aggregate annual sales.

B.	Affiliated Marketing Agreement with Deere & Company dated July 15, 1997

C.Supply Agreement with Tonutti S.p.A. dated September 26, 2006

SCHEDULE 3.04 - PROPERTY NOT AT MAIN PLANT

Inventory on consignment with dealers in Ontario and Quebec with a value of less than $21,000.

SCHEDULE 3.05 - OFFERING BOOKLET

Document is attached.